Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Nos. 33-99982, 33-48425, 33-58293 and 33-93099) on Form S-8 of ProQuest Company of our report dated June 7, 2004, relating to the statements of net assets available for plan benefits of ProQuest Profit Sharing Retirement Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for the years ended, which report appears in the December 31, 2003 Annual Report on Form 11-K of ProQuest Profit Sharing Retirement Plan.

/s/ KPMG LLP
Detroit, Michigan June 28, 2004